Customer:  Bank of Nova Scotia         Account No. _____________

[Graphic] Morgan Stanley
Private Wealth Management

Preset Diversification ProgramSM  (PDP)

                                   Sales Plan

      Sales Plan dated the date specified in Annex A hereto (this "Sales Plan") between Seller specified in Annex A ("Seller") and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), acting as agent for Seller. Capitalized terms used but not defined herein shall have the meaning given such terms in Annex A and Annex B hereto.

A. Recitals

      1. This Sales Plan is entered into between Seller and Morgan Stanley for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      2. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller's holdings of the Stock of the Issuer, including (only if the Sales Plan covers Stock that Seller has the right to acquire under outstanding stock options as specified in Annex B hereto) Stock that Seller has the right to acquire under outstanding stock options listed on Annex C (the "Options") issued by the Issuer.

B. Representations, Warranties and Covenants

      1. As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

      2. The securities to be sold under this Sales Plan are owned free and clear by Seller (subject, in the case of shares underlying Options (if Annex C is applicable), only to the compliance by Seller with the exercise provisions of such Options) and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Seller and Morgan Stanley or imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the "Securities Act").

      3. While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and, unless this Sales Plan is modified or terminated in accordance with the terms hereof, agrees not to alter or deviate from the terms of this Sales Plan.

      4. Seller agrees that Seller shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Morgan Stanley or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect. Morgan Stanley represents that it has in place reasonable policies and procedures to ensure that any representative of Morgan Stanley effecting sales pursuant to this Sales Plan does not sell shares of Stock on this basis of material non-public information. Any notice given to Morgan Stanley pursuant to this Sales Plan shall be given in accordance with paragraph F.4 below.

      5.    (a)   Seller agrees to provide Morgan Stanley with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit A hereto prior to commencement of the Plan Sales Period (as defined below).

            (b) Seller agrees to notify Morgan Stanley by telephone at the number set forth in paragraph F.4 below as soon as practicable if Seller becomes aware of (i) a legal, contractual or regulatory restriction that is applicable to Seller or Seller's affiliates or a stock offering requiring an affiliate lock-up, which would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or its securities), (ii) a change in the Issuer's insider trading policies, so that the sales to be made by Morgan Stanley for the account of the Seller pursuant to the Sales Plan would violate these policies, or (iii) where the Sales Plan covers Stock that Seller has the right to acquire under outstanding stock options, a change in the Issuer's policies with regard to the timing or method of exercising such options which could interfere with the manner or timing of the sales to be made pursuant to this Sales Plan. In the case of a notice relating to clause (i) above, such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Morgan Stanley. Such notice shall be in addition

________________
Preset Diversification Program is a registered service mark of Morgan Stanley & Co. Incorporated, protected in the United States and other countries.

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

to the notice required to be given to Morgan Stanley by the Issuer pursuant to the certificate set forth as Exhibit A hereto.

      6. Seller agrees to complete, execute and deliver to Morgan Stanley a seller representation letter dated as of the date hereof substantially in the form of Exhibit B hereto prior to the commencement of the Plan Sales Period.

      7. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller's affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller's affiliates.

      8. Seller has consulted with Seller's own advisors as to the legal, tax, business, financial and related aspects of this Sales Plan. Seller acknowledges that Morgan Stanley is not acting as its fiduciary but is acting in a brokerage capacity in connection with the adoption and implementation of this Sales Plan.

      9. Seller agrees that until this Sales Plan has been terminated Seller shall not, without providing prior written notice to Morgan Stanley, (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a "Financial Institution"), (ii) instruct another Financial Institution to purchase or sell Stock or (iii) adopt a plan for trading with respect to Stock other than this Sales Plan.

      10.   (a)   Seller agrees to make (or cause to be made) all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

            (b) Seller agrees that Seller shall at all times during the Plan Sales Period (as defined below), in connection with the performance of this Sales Plan, comply with all applicable laws, including without limitation,
Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, if applicable.

            (c) To the extent Section 16 filings are applicable to the Seller, Seller agrees to complete, execute and deliver to Morgan Stanley a
Section 16 Authorization Letter in the form attached hereto as Exhibit C.

      11. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan. Seller and Morgan Stanley acknowledge and agree that Morgan Stanley shall not sell Stock pursuant to this Sales Plan at any time when any person at Morgan Stanley executing such sales is aware of material nonpublic information concerning the Issuer or its securities.

      12.   (a)   Seller represents that Seller is not entering into the Sales
Plan on behalf of, or with the assets of, an individual retirement account or individual retirement annuity, or any employee retirement or employee benefit plan (such as, for example, a Keogh or "HR-10" plan).

            (b) If Seller is not an individual, Seller represents that Seller is not an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or a "plan" as defined under Section 4975(e) of the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets include the assets of any such plan by reason of such a plan's investment in such entity.

      13. If the Stock is to be sold pursuant to Rule 144 or 145 of the Securities Act (as indicated by Seller in Annex A hereto), Seller makes the following additional representations, warranties and agreements:

            (a) Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan is currently eligible for sale under Rule 144 or 145.

            (b) Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

            (c) Seller agrees to complete, execute and deliver to Morgan Stanley Forms 144 for the sales to be effected under this Sales Plan at such times and in such numbers as Morgan Stanley shall request, and Morgan Stanley agrees to file such Forms 144 on behalf of Seller as required by applicable law. The "Remarks" section of each Form 144 shall bear a notification which states that the Stock covered by such Form 144 is being sold pursuant to this Sales Plan and that the representation regarding Seller's knowledge of material nonpublic information speaks as of the date that Seller adopted this Sales Plan. If Annex A indicates that the Stock is to be sold pursuant to Rule 144 or 145 of the Securities Act, Seller agrees that Morgan Stanley shall continue making Form 144 filings as contemplated by this paragraph B.13(c) in connection with sales under this Sales Plan until Morgan Stanley receives a written notification stating that Seller is no longer an "affiliate" of the Issuer as that term is defined under Rule 144.

            (d) Seller hereby grants Morgan Stanley a power of attorney to complete and/or file on behalf of Seller any required Forms 144. Notwithstanding such power of attorney, Seller acknowledges that Morgan Stanley shall have no obligation to complete or file Forms 144 on behalf of Seller except as set forth in subparagraph (c).

      14. As of the date hereof, Seller has not received notice of the imposition of, and Seller is not otherwise aware of the actual or approximate beginning or ending dates of, any existing or impending "blackout period" pertaining to the Issuer's securities in individual account plans maintained by the Issuer, as defined by Rule 100(b) of Regulation Blackout Trading Restriction ("Regulation BTR") issued by the


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

Securities and Exchange Commission (the "SEC"), and any amendments thereto.

      15. Seller has read and understands the terms and conditions of the Client Agreement (which Client Agreement governs the Plan Account), including the terms of Section 8 titled "Failure of Delivery" of the Client Agreement.

      16. Morgan Stanley agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner of sale and current public information requirements of Rule 144 and in no event shall Morgan Stanley effect any sale if such sale would exceed the then-applicable amount limitation under Rule 144, assuming Morgan Stanley's sales pursuant to this Sales Plan are the only sales subject to that limitation.

C. Implementation of the Plan

      1. Seller hereby appoints Morgan Stanley to sell shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Morgan Stanley hereby accepts such appointment.

      2. Morgan Stanley is authorized to begin selling Stock pursuant to this Sales Plan on the Selling Start Date and shall cease selling Stock on the earliest to occur of (i) the date on which Morgan Stanley is required to suspend or terminate sales under this Sales Plan pursuant to paragraph D.3 below, (ii) the date on which the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company, (iii) the date on which Morgan Stanley receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Seller's bankruptcy or insolvency, (iv) the date on which Morgan Stanley receives a valid Customer Securities Account Transfer notice with respect to the account of Seller, and (v) the Selling End Date (the "Plan Sales Period").

      3.    (a)   Morgan Stanley shall sell the Interim Sale Amount specified in
Annex B for the account of Seller during each Interim Sales Period specified in Annex B in Morgan Stanley's sole discretion as to execution and timing; provided, however, that Morgan Stanley shall not sell any shares of Stock pursuant to this Sales Plan at a price of less than the Minimum Sale Price specified in Annex B.

            A "Trading Day" is any day during the Plan Sales Period that the primary market on which the Stock regularly trades is open for business and the Stock trades regular way on such market.

            If any Interim Sales Period is more than one month and no further instruction as to the timing of sales within the Interim Sales Period is given in this Sales Plan, Morgan Stanley will implement this selling instruction by selling a prorated portion of the Interim Sale Amount each week during the Interim Sales Period.

            (b) The Interim Sale Amount, the Total Sale Amount, if applicable, and the Minimum Sale Price, if applicable, and any other share amounts and per share prices set forth in this Sales Plan shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period.

      4.    Morgan Stanley shall not sell Stock hereunder at any time when:

            (i) Morgan Stanley, in its sole discretion, has determined that a market disruption, material disruption in securities settlement, payment or clearance services, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity that could, in Morgan Stanley's judgment, impact offer, sales or delivery of the Stock has occurred (provided, however, that Morgan Stanley shall resume effecting trades in accordance with this Sales Plan as soon as Morgan Stanley determines that it is reasonably practical to do so); or

            (ii) Morgan Stanley, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or the Stock); or

            (iii) Morgan Stanley has received notice from the Issuer or Seller of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto; or

            (iv) Morgan Stanley has received notice from Seller to terminate the Sales Plan in accordance with paragraph D.1 below.

      5.    (a)   Seller agrees to deliver the Stock to be sold pursuant to this
Sales Plan (with the amount to be estimated by Seller in good faith, if the Interim Sale Amount is designated as an aggregate dollar amount) (the "Plan Shares"), to the extent such Plan Shares are currently owned by Seller, into an account at Morgan Stanley in the name of and for the benefit of Seller (the "Plan Account") prior to the commencement of sales under this Sales Plan.

      Morgan Stanley agrees to notify Seller promptly if at any time during the Plan Sales Period the number of shares of Stock so delivered to the Plan Account is less than the number of Plan Shares remaining to be sold pursuant to this Sales Plan (not including shares of Stock underlying the Options described in subparagraph (b) below). Upon such notification, Seller agrees to deliver promptly to the Plan Account the number of shares of Stock necessary to eliminate this shortfall.

            (b) If the Sales Plan covers Options and Annex C is applicable, Seller agrees to make appropriate arrangements with the Issuer and its transfer agent and stock


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


plan administrator to permit Morgan Stanley to furnish notice to the Issuer of the exercise of the Options and to have underlying shares delivered to Morgan Stanley as necessary to effect sales under this Sales Plan. Seller hereby authorizes Morgan Stanley to serve as Seller's agent and attorney-in-fact and, in accordance with the terms of this Sales Plan, to exercise the Options. Seller agrees to complete, execute and deliver to Morgan Stanley Stock Option Cashless Exercise Forms, in the form attached hereto as Exhibit D, for the exercise of Options pursuant to this Sales Plan at such times and in such numbers as Morgan Stanley shall request. Stock received upon exercise of Options shall be delivered to the Plan Account.

            (c) Morgan Stanley shall withdraw Stock from the Plan Account in order to effect sales of Stock under this Sales Plan.

      If the Sales Plan covers Options and Annex C is applicable, and on any day that sales are to be made under this Sales Plan the number of shares of Stock in the Plan Account is less than the number of shares to be sold on such day, Morgan Stanley shall exercise a sufficient number of Options to effect such sales in the manner specified in Annex C under "Manner of Exercising Options". Morgan Stanley shall in no event exercise any Option if at the time of exercise the exercise price of the Option is equal to or higher than the market price of the Stock. Morgan Stanley shall, in connection with the exercise of Options, remit to the Issuer the exercise price thereof along with such amounts as may be necessary to satisfy withholding obligations. These amounts shall be deducted from the proceeds of sale of the Stock, together with interest thereon computed in accordance with Morgan Stanley's customary practices.

            (d) To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, Morgan Stanley agrees to return such Stock promptly to the Issuer's transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.

      6. Morgan Stanley shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Account or underlying an Option that is exercised in accordance with the terms of this Sales Plan on the day of such sale.

      7. Morgan Stanley may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Seller agrees that if Morgan Stanley is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, Morgan Stanley may, at its sole discretion, purchase the Stock from Seller in its capacity as market maker.

      8. All references in this Sales Plan to per share stock prices shall be before deducting any commission, commission equivalent, mark-up or differential and other expenses of sale.

      9. Seller may instruct Morgan Stanley to sell or purchase shares of Stock other than pursuant to this Sales Plan. The parties hereto agree that any such sale or purchase transaction (i) will not be deemed to modify this Sales Plan unless Seller so requests in writing in accordance with paragraph D.3 below and (ii) will be given by Seller to Morgan Stanley only if such transaction does not contravene any of the representations, warranties or covenants set forth in Section B of this Sales Plan.

D. Amendment; Termination

      1. This Sales Plan may be amended by Seller only upon the written consent of Morgan Stanley and receipt by Morgan Stanley of the following documents, each dated as of the date of such amendment:

            (i) a representation signed by the Issuer substantially in the form of Exhibit A hereto,

            (ii) a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date, and

            (iii) a seller representation letter completed and executed by Seller substantially in the form of Exhibit B hereto.

      2. In no event may Seller modify or otherwise alter this Sales Plan if Seller has received notice of the imposition of, or Seller is otherwise aware of the actual or approximate beginning or ending dates of, any existing or impending "blackout period" pertaining to the Issuer's securities in individual account plans maintained by the Issuer, as defined by Rule 100(b) of Regulation BTR issued by the SEC, and any amendments thereto.

      3.    (a)   This Sales Plan may be suspended or terminated by Seller at any time upon two days prior written notice sent to Morgan Stanley's compliance office by overnight mail and by facsimile at the address and fax number set forth in paragraph F.4 below. Seller agrees that Seller shall not suspend or terminate this Sales Plan except upon consultation with Seller's own legal advisors.

            (b) This Sales Plan shall be suspended or, at Morgan Stanley's option, terminated, if Morgan Stanley receives notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto.

      4. Seller agrees that Morgan Stanley will execute this Sales Plan in accordance with its terms and will not be required to suspend or terminate any sales of the Stock unless Morgan Stanley has received notice from Seller or the Issuer in accordance with paragraph D.3 above at least one day prior to the date on which this Sales Plan is to be suspended or terminated.


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

E. Indemnification; Limitation of Liability

      1.    (a)   Seller agrees to indemnify and hold harmless Morgan Stanley and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, "Losses") arising out of or attributable to this Sales Plan, including, without limitation, any breach by Seller of this Sales Plan (including Seller's representations and warranties hereunder) or any violation by Seller of applicable laws or regulations; provided, however, that the indemnification provisions of this paragraph E.1.(a) shall not apply in the case of any claims, losses, damages or liabilities resulting from Morgan Stanley's gross negligence or willful misconduct. Seller will reimburse Morgan Stanley for any and all fees, costs and expenses of any kind incurred by Morgan Stanley as a result of such Losses. This indemnification shall survive termination of this Sales Plan.

            (b) Notwithstanding any other provision hereof, neither party shall be liable to the other for:

            (i) any special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

            (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, outbreak or escalation of hostilities or other crisis or calamity, severe weather, market disruptions, material disruptions in securities settlement, payment or clearance services or other causes commonly known as "acts of God".

F. General

            1. Proceeds from each sale of Stock effected under the Sales Plan will be delivered to the account of Seller less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to Morgan Stanley, provided that any commission hereunder shall be as specified in Annex B.

            2. Seller and Morgan Stanley acknowledge and agree that this Sales Plan is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code.

            3. This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supercedes any prior agreements or understandings with regard to the Sales Plan.

            4. All notices to Morgan Stanley under this Sales Plan shall be given to Morgan Stanley's PDP Trading Desk in the manner specified by this Sales Plan by telephone at 212-761-4233, by facsimile at 212-507-3942 or by certified mail to the address below:

                       Morgan Stanley & Co. Incorporated
                       1585 Broadway
                       11th Floor
                       New York, NY 10036
                       Attn: Brian Gager/ PDP Desk

            5. Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of Morgan Stanley.

            6. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            7. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

            8. This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

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

     IN WITNESS WHEREOF, the undersigned have signed this Sales Plan on the date specified below[footnote].

     SELLER: THE BANK OF NOVA SCOTIA


     By: /s/ R.L. Brooks
        ------------------------------
        Name: R.L. Brooks
        Title[footnote]: Senior Executive Vice President,
                         Treasury and Operations
        Date: December 15, 2004



     MORGAN STANLEY & CO. INCORPORATED


     By: /s/ Michael David
        ------------------------------
        Name:    Michael David
        Title:   Executive Director
        Date:    12/16/04





____________________
     1. Seller is advised that Morgan Stanley's oligations under this Sales Plan will not take effect unless and until this Sales Plan is approved and executed by Morgan Stanley.

     2.     Only needed if Seller is an entity.







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